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                                                                    EXHIBIT 23.1

                        AUDITORS' REPORT ON SCHEDULE AND
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
QAD Inc.:

    The audits referred to in our report dated March 3, 2000, except for the last paragraph of note 6, which is as of April 19, 2000, included the related financial statement schedule as of January 31, 2000 and for each of the years in the three-year period ended January 31, 2000, included in the annual report on Form 10-K of QAD Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    We consent to incorporation by reference in the registration statement (No. 333-96065) on Form S-3 and in the registration statements (No. 333-48381 and No. 333-35367) on Form S-8 of QAD Inc. of our report dated March 3, 2000, except for the last paragraph of note 6, which is as of April 19, 2000, relating to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 2000, which report appears in the January 31, 2000, annual report on Form 10-K of QAD Inc.

                                          KPMG LLP

Los Angeles, California
April 28, 2000

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